Exhibit 99.(g)(2)

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”), dated as of                 , 2007, by and among Advent/Claymore Global Convertible Securities & Income Fund, a Delaware statutory trust (the “Trust”), Claymore Advisors, LLC, a Delaware limited liability company (the “Claymore”), and Advent Capital Management, LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, Claymore has agreed to furnish investment advisory services and certain administrative services to the Trust, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with respect to the assets of the Trust;

WHEREAS, the investment advisory agreement between Claymore and the Trust, dated the date hereof (such agreement or the most recent successor agreement between such parties relating to advisory services to the Trust is referred to herein as the “Investment Advisory Agreement”), contemplates that Claymore may sub-contract the provision of investment advisory services with respect to the Trust to an investment manager(s) pursuant to an investment management agreement(s) agreeable to the Trust and approved in accordance with the provisions of the 1940 Act;

WHEREAS, Claymore wishes to retain the Investment Manager to provide certain investment management services to the Trust, as contemplated in the Investment Advisory Agreement;

WHEREAS, the Investment Manager is registered as a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Investment Manager is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.          APPOINTMENT.  Claymore and the Trust hereby appoint the Investment Manager to act as investment manager with respect to the assets of the Trust as set forth in this Agreement and the Investment Manager accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.          SERVICES OF THE INVESTMENT MANAGER.  Subject to the succeeding provisions of this section, the oversight and supervision of Claymore and the direction and control of the Trust’s Board of Trustees (the “Board”), the Investment Manager is hereby appointed as the Trust’s agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Trust and to do or take all related acts, with the power of substitution, and will perform certain of the day-to-day operations of the Trust, which shall include the following services:  (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Trust’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Trust and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Trust; (ii) supervise continuously the investment program of the Trust and the composition of its investment portfolio; (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Trust; and (iv) provide investment research to the Trust.  At the request of Claymore, the Investment Manager will also, subject to the oversight and supervision of Claymore and the direction and control of the Board, consult with Claymore as to the overall management of the Trust’s assets and the investment policies and practices of the Trust, including (but not limited to) the use by the Trust of financial leverage and elements (e.g., form, amount and costs) relating to such financial leverage and the utilization by the Trust of any interest rate or other hedging or risk management transactions in connection therewith, and may perform any of the services described in the Investment Advisory Agreement.  In addition, the Investment Manager will keep the Trust and Claymore informed of developments materially affecting the Trust and shall, on its own initiative, furnish to the Trust all information relevant to such developments.  The Investment Manager will periodically communicate to Claymore, at such times as Claymore may direct, information concerning the purchase and sale of securities for the Trust, including: (i) the name of the issuer; (ii) the amount of the purchase or sale; (iii) the name of the broker or dealer, if any, through which the purchase or sale is effected; (iv) the CUSIP number of the instrument, if any; and (v) such other information as Claymore may reasonably require for purposes of fulfilling its obligations to the Trust under the Investment Advisory Agreement.  The Investment Manager will provide the services rendered by it under this Agreement in accordance with the Trust’s investment objective, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as set forth in the Trust’s Registration Statement on Form N-2 and in accordance with the resolutions adopted by the Trust’s Board.

3.             COVENANTS.  In the performance of its duties under this Agreement, the Investment Manager:

(a)           shall at all times comply and act in accordance with: (i) the provisions of the 1940 Act and the Advisers Act and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions of the Trust as set forth in the Trust’s Registration Statement on Form N-2; and (v) any policies, determinations and/or resolutions of the Board;

(b)           will place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Investment Manager will seek to obtain the best price and the most favorable execution of its orders.  In placing orders, the Investment Manager will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, the Investment Manager may select brokers on the basis of the research, statistical and pricing services they provide to the Trust and other clients of the Advisor or the Investment Manager, as the case may be.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Investment Manager hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Investment Manager determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor and the Investment Manager to the Trust and their other clients and that the total commissions paid by the Trust will be reasonable in relation to the benefits to the Trust over the long-term.  In no instance, however, will the Trust’s securities be purchased from or sold to Claymore, the Investment Manager or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

(c)           maintain books and records with respect to the Trust’s securities transactions and render to Claymore and the Board such periodic and special reports as they may request; and

(d)           treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, and the Trust’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder.

4.             SERVICES NOT EXCLUSIVE.  Nothing in this Agreement shall prevent the Investment Manager or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Investment Manager or any of its officers, employees or agents from buying, selling or trading any securities for their own accounts or for the accounts of others for whom it or they may be acting.

5.             BOOKS AND RECORDS.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.             AGENCY CROSS TRANSACTIONS.  From time to time, Claymore, the Investment Manager or brokers or dealers affiliated with Claymore or the Investment Manager may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Investment Manager’s and/or Claymore’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which such advisory clients wish to buy.  Where one of the parties is an advisory client, the Investment Manager, Claymore or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from both parties to the transaction without such advisory client’s consent.  This is because in a situation where an investment adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Investment Manager, Claymore or an affiliate is receiving commissions from one or both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Investment Manager’s and/or Claymore’s part regarding the advisory client.  The SEC has adopted a rule under the Advisers Act which permits an investment adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance.  By execution of this Agreement, the Trust authorizes the Investment Manager, Claymore or its affiliates to participate in agency cross transactions involving an Account.  The Trust may revoke its consent at any time by written notice to the Investment Manager and Claymore.

7.             EXPENSES.  During the term of this Agreement, the Investment Manager will bear all costs and expenses of its employees and any overhead incurred by the Investment Manager in connection with its duties hereunder and shall bear the costs of any salaries or trustees fees of any officers or trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of the Investment Manager.

8.             COMPENSATION.

(a)           The Trust agrees to pay to the Investment Manager and the Investment Manager agrees to accept as full compensation for all services rendered by the Investment Manager as such, a monthly fee payable in arrears at an annual rate equal to [   ]% of the average weekly value of the Trust’s Managed Assets (the “Investment Management Fee”).  “Managed Assets” means the total assets of the Trust (including the assets attributable to the proceeds from any financial leverage) minus the sum of the accrued liabilities (other than the aggregate indebtedness constituting financial leverage).  The liquidation preference of any preferred shares of the Trust, if any, constituting financial leverage shall not be considered a liability of the Trust.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

9.             CERTAIN INFORMATION.

(a)           The Investment Manager shall promptly notify Claymore in writing of the occurrence of any of the following events: (i) the Investment Manager shall fail to be registered as an investment Advisor under the Advisers Act; (ii) the Investment Manager shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; (iii) there is a change in control of the Investment Manager or any parent of the Investment Manager within the meaning of the 1940 Act; or (iv) there is an adverse change in the business or financial position of the Investment Manager.

(b)           Claymore shall promptly notify the Investment Manager in writing of the occurrence of any of the following events: (i) Claymore shall fail to be registered as an investment adviser under the Advisers Act; (ii) Claymore shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; (iii) there is a change in control of Claymore or any parent of Claymore within the meaning of the 1940 Act; or (iv) there is an adverse change in the business or financial position of Claymore.

10.           INDEMNITY.

(a)           The Trust hereby agrees to indemnify the Investment Manager, and each of the Investment Manager’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Investment Manager’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board.

(b)           The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the trustees of the Trust determine that the facts then known to them would not preclude indemnification.  In addition, at least one of the following conditions must be met:  (i) the Indemnitee shall provide a security for such Indemnitee-undertaking; (ii) the Trust shall be insured against losses arising by reason of any lawful advance; or (iii) a majority of a quorum consisting of trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c)           All determinations with respect to indemnification hereunder shall be made: (i) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct; or (ii) in the absence of such a decision, by (A) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (B) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.  All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (ii) above.

(d)           The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

11.           LIMITATION ON LIABILITY.

(a)           The Investment Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by Claymore or by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that, as provided in Section 5.1 of Article V of the Agreement and Declaration of Trust of the Trust, this Agreement is executed by the Trustees and/or officers of the Trust, not individually but as such Trustees and/or officers of the Trust, and the obligations hereunder are not binding upon any of the Trustees or shareholders individually but bind only the estate of the Trust.

12.           DURATION AND TERMINATION.  This Agreement shall become effective as of the date hereof and, unless sooner terminated by the Trust or the Investment Manager as provided herein, shall continue in effect for a period of two years.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Trust for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Board or the vote of a majority of the outstanding voting securities of the Trust at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of any penalty, upon giving the Investment Manager 60 days’ notice (which notice may be waived by the Investment Manager), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Trust at the time outstanding and entitled to vote, or by the Investment Manager on 60 days’ written notice to the Trust (which notice may be waived by the Trust).  This Agreement will also immediately terminate in the event of its assignment.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings given to such terms in the 1940 Act.

13.           NOTICES.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

14.           AMENDMENT OF THIS AGREEMENT.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  Any amendment of this Agreement shall be subject to the 1940 Act.

15.           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

16.           USE OF THE NAME ADVENT.  The Investment Manager has consented to the use by the Trust of the name or identifying word “Advent” in the name of the Trust.  Such consent is conditioned upon the employment of the Advisor as the investment advisor to the Trust.  The name or identifying word “Advent” may be used from time to time in other connections and for other purposes by the Investment Manager and any of its affiliates.  The Investment Manager may require the Trust to cease using “Advent” in the name of the Trust if the Trust ceases to employ, for any reason, the Investment Manager, any successor thereto or any affiliate thereof as investment advisor of the Trust.

17.           MISCELLANEOUS.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or other wise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

18.           COUNTERPARTS.  This Agreement may be executed in counter parts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

CLAYMORE ADVISORS, LLC

By:
Nicholas Dalmaso
Senior Managing Director and
General Counsel

ADVENT CAPITAL MANAGEMENT, LLC

By:
Rodd Baxter
General Counsel

ADVENT/CLAYMORE GLOBAL CONVERTIBLE SECURITIES & INCOME FUND

By:
Rodd Baxter
Secretary